Exhibit 5.1

J.P. Galda & Co.

Attorneys-at-Law

40 East Montgomery Avenue, LTW 220

Ardmore, Pennsylvania 19003

Telephone (215) 815-1534

December 12, 2024

Revelation Biosciences, Inc.

4660 La Jolla Village Drive, Suite 100

San Diego, California 92122

Ladies and Gentlemen:

Re: Registration on Form S-3

We have acted as counsel to Revelation Biosciences, Inc., a corporation under the laws of the state of Delaware (the “Company”), in connection with the Company’s registration of an aggregate of 14,224,140 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), filed by the Company with the Securities and Exchange Commission (the “SEC”) on December 12, 2024.

The Shares are issuable upon the exercise of the Company’s outstanding Class F Common Stock Purchase Warrants and Class G Common Stock Purchase Warrants (the “Warrants”).

In rendering this opinion, we have assumed: the genuineness and authenticity of all signatures on original documents, including electronic signatures made and/or transmitted using electronic signature technology (e.g., via DocuSign or similar electronic signature technology); that any such signed electronic record shall be valid and as effective to bind the party so signing as a paper copy bearing such party’s handwritten signature; the legal capacity of all natural persons; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as certified or photocopies; the authenticity of the originals of such latter documents; the accuracy and completeness of all documents and records reviewed by us; the accuracy, completeness and authenticity of certificates issued by any governmental official, office or agency and the absence of change in the information contained therein from the effective date of any such certificate; and the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents.

Our opinion herein is expressed solely with respect to the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing) and is based on these laws as in effect on the date hereof. We express no opinion as to whether the laws of any jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or other state law, rule or regulation relating to securities or to the sale or issuance thereof.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized, and when issued upon exercise in accordance with the terms of the applicable Warrants, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law

Very truly yours,

J.P. Galda & Co.

By: /s/ Joseph P. Galda